SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 2, 2009

Date of Report

September 30, 2009

(Date of earliest event reported)

HOTGATE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-129388	71-098116
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong

(Address of principal executive offices, including zip code)

(852) 2270-0688

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2009, the Board of Directors of the Company accepted the resignation of Ms. Li Li Wong as the Chief Financial Officer of the Company.  Ms. Wong’s resignation is not due to any disagreements with the Company and she has no claims against the Company.

On September 30, 2009, the Board of Directors of the Company appointed Ms. Yan Suan Sah to serve as the Company’s Chief Financial Officer.  Ms. Yan Suan Sah, age 33, is a registered Chartered Accountant with Malaysian Institute of Accountants, and also an associate member of Chartered Institute of Management Accountants UK.  She brings with her over 10 years of work experience in finance, accounting and internal control.  Upon graduation from her Bachelor studies at Otago University in New Zealand, she began her career as an audit assistant in a Chartered Accounting firm in Malaysia.  In 1999, she joined TNT Logistics as an Accounts Executive.   In 2000, she worked at APIIT College as a Business Analyst, responsible for business analysis and internal control.   During her employment with APIIT, she obtained her Post Graduate Certificate in IT from Staffordshire University, UK in 2002.  In 2003, she joined Success Forte Sdn Bhd, a local business consulting firm, as a Business Consultant in the areas of accounting, tax, research and corporate finance.   In 2007, she worked with DSC Systems Sdn Bhd as the Group Finance Manager, responsible for the overall finance and administration of the group.  From 2008 until September 2009, Ms Sah was the Group Finance Manger of Redtone Telecommunications Sdn Bhd, responsible for the overall accounting and financial management of Redtone group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2009

Hotgate Technology, Inc.

By:	/s/ Chuan Beng Wei
Chuan Beng Wei
CEO and Director